Exhibit 10.24

OVASCIENCE, INC.

Nonstatutory Stock Option Agreement

Granted Under 2012 Stock Incentive Plan

1.                                      Grant of Option.

This agreement evidences the grant by OvaScience, Inc., a Delaware corporation (the “Company”), on December 9, 2014 (the “Grant Date”) to Michelle Dipp, M.D., Ph.D., an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2012 Stock Incentive Plan (the “Plan”), a total of 200,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $32.36 per Share.  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on December 8, 2024 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.                                      Vesting Schedule.

This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Vesting Commencement Date and as to an additional 6.25% of the original number of Shares at the end of each successive three-month period following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date.  For purposes of this agreement, “Vesting Commencement Date” shall mean December 9, 2014.

Notwithstanding the foregoing, in the event that the Participant’s employment as the full-time Chief Executive Officer of the Company is terminated by the Company without Cause, or the Participant terminates her position as full-time Chief Executive Officer of the Company for Good Reason, then the unvested portion of this option that would otherwise have vested during the six (6) month period following such termination shall vest as of the date of termination.  Further, upon a Change of Control, the unvested portion of this option shall vest in full as of the date of such Change of Control.  “Cause”, “Good Reason” and “Change of Control” are each defined in Exhibit A attached hereto.  The vesting acceleration obligation contained herein shall be conditioned upon the Participant’s execution and non-revocation of a reasonable release of claims (said release not to include new or other contractual obligations of any kind and not to extinguish any rights to indemnification or insurance coverage the Participant might possess) within 60 days following the date of termination, which provides for a release of any and all claims that Participant has or might have against the Company.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.                                      Exercise of Option.

(a)                                 Form of Exercise.  Each election to exercise this option shall be accompanied by a completed Notice of Stock Option Exercise in the form attached hereto as Exhibit B, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.  The Participant may elect to pay the exercise price relating to the exercise of any portion of the option as described in Section 5(f)(1) through 5(f)(3) of the Plan without the need for further approval of the Board, any committee thereof, the Company or any other person.

(b)                                 Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time she exercises this option, is, and has been at all times since the Grant Date, the full-time Chief Executive Officer of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)                                  Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), or, in the event that the Participant’s employment as the full-time Chief Executive Officer of the Company is terminated by the Company without Cause, or the Participant terminates her position as full-time Chief Executive Officer of the Company for Good Reason, the right to exercise this option shall terminate six months after such termination (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation (after giving effect to any acceleration of vesting as provided in Section 2).  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)                                 Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while she is an Eligible Participant and the Company has not terminated such relationship for “Cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)                                  Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this option shall terminate immediately upon the effective date of such termination of employment.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of her employment as the full-time Chief Executive Officer of the Company by the Company for

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Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).

4.                                      Reorganization Event.

In the event of a Reorganization Event, with respect to any outstanding and unvested portion of this option, not vested prior to, and that does not become vested in connection with, the consummation of such Reorganization Event, the Board shall use its best efforts to provide for the assumption or continuation of such unvested portion of this option in accordance with Section 9(b)(2)(A)(i) of the Plan.

5.                                      Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

6.                                      Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7.                                      Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

OVASCIENCE, INC.

By:	/s/ Thomas Malley

	Name:	Thomas Malley
	Title:	Chair, Compensation Committee

SIGNATURE PAGE TO NONSTATUTORY STOCK OPTION AGREEMENT

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2012 Stock Incentive Plan.

PARTICIPANT:

/s/ Michelle Dipp, M.D., Ph.D.
Michelle Dipp, M.D., Ph.D.

Address:	c/o OvaScience, Inc.
215 First Street, Suite 240
Cambridge, MA 02142

Exhibit A

Definitions

1.                                      For purposes of this Agreement, the terms below shall have the following assigned meanings:

(a)                                 “Cause.” The following shall constitute “Cause” for termination of employment:

(i)                                     The Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof;

(ii)                                  The Participant’s material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof;

(iii)                               Fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or

(iv)                              The Participant’s conviction of a felony.

(b)                                 “Good Reason” shall mean, without the Participant’s consent, the occurrence of any one or more of the following events, provided (x) the Participant has furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, (y) the Company has failed to remedy the condition within thirty (30) days thereafter and (z) the Participant’s employment with the Company terminates within six months following the delivery of such notice:

(i)                                     a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue the Participant’s appointment or election as a director or officer of any of its Affiliates, nor (y) any diminution in the nature or scope of the Participant’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”;

(ii)                                  a failure of the Company to provide the Participant the equity awards required to be granted in accordance with Section 3 of the letter agreement dated December 5, 2012 between the Company and the Participant after thirty (30) days’ notice during which the Company does not cure such failure; or

(iii)                               relocation of the Participant’s office more than fifty (50) milesfrom the location of the Company’s principal offices as of the Grant Date.

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(c)                                  “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

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Exhibit B

NOTICE OF STOCK OPTION EXERCISE

Date:                    (1)

OvaScience, Inc.

215 First Street, Suite 240

Cambridge, Massachusetts 02142

Attention:  Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me under the OvaScience, Inc. (the “Company”) 2012 Stock Incentive Plan on                     (2) for the purchase of                     (3) shares of Common Stock of the Company at a purchase price of $                    (4) per share.

I hereby exercise my option to purchase                   (5) shares of Common Stock (the “Shares”), for which I have enclosed                     (6) in the amount of                     (7).  Please register my stock certificate as follows:

Name(s):	(8)

Address:

Tax I.D. #:	(9)

(1) Enter the date of exercise.

(2) Enter the date of grant.

(3) Enter the total number of shares of Common Stock for which the option was granted.

(4) Enter the option exercise price per share of Common Stock.

(5) Enter the number of shares of Common Stock to be purchased upon exercise of all or part of the option.

(6) Enter “cash”, “personal check” or if permitted by the option or Plan, “stock certificates No.  XXXX and XXXX”.

(7) Enter the dollar amount (price per share of Common Stock times the number of shares of Common Stock to be purchased), or the number of shares tendered.  Fair market value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.

(8) Enter name(s) to appear on stock certificate:  (a) Your name only; (b) Your name and other name (i.e., John Doe and Jane Doe, Joint Tenants With Right of Survivorship); or (c) In the case of a Nonstatutory option only, a Child’s name, with you as custodian (i.e., Jane Doe, Custodian for Tommy Doe).  Note:  There may be income and/or gift tax consequences of registering shares in a Child’s name.

(9) Social Security Number of Holder(s).

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Very truly yours,

(Signature)

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